EXHIBIT 99.2

PART I. FINANCIAL INFORMATION

Item 1.	Financial Statements.

QR ENERGY, LP

CONSOLIDATED BALANCE SHEETS

(In thousands, except unit amounts)

	March 31, 2012	December 31, 2011
	(UNAUDITED)
ASSETS
Current assets:
Cash and cash equivalents	$21,320	$17,433
Accounts receivable: oil and gas sales	31,837	32,263
Due from affiliate	—	3,734
Derivative instruments	39,604	32,683
Prepaid and other current assets	314	249

Total current assets	93,075	86,362

Noncurrent assets:
Oil and gas properties, using the full cost method of accounting	1,010,407	975,182
Gas processing equipment	1,644	865
Less accumulated depreciation, depletion, amortization	(100,073)	(80,484)

Total property and equipment, net	911,978	895,563
Derivative instruments	60,826	70,570
Deferred taxes	321	290
Other assets	15,574	4,279

Total noncurrent assets	988,699	970,702

Total assets	$1,081,774	$1,057,064

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Due to affiliates	$5,968	$—
Current portion of asset retirement obligations	322	348
Derivative instruments	20,272	9,569
Accrued and other liabilities	87,632	50,027

Total current liabilities	114,194	59,944

Noncurrent liabilities:
Long-term debt	511,500	500,000
Derivative instruments	24,735	16,906
Asset retirement obligations	66,175	65,353
Deferred taxes	20	20

Total noncurrent liabilities	602,430	582,279

Commitments and contingencies (see Note 10)
Partners’ capital:
Class C converible preferred unitholders (16,666,667 issued and outstanding as of March 31, 2012 and December 31, 2011)	361,814	358,138
General partner (35,729 units issued and outstanding as of March 31, 2012 and December 31, 2011)	494	546
Public common unitholders (17,297,351 and 17,292,279 units issued and outstanding as of March 31, 2012 and December 31, 2011)	196,958	241,306
Affiliated common unitholders (11,297,737 units issued and outstanding as of March 31, 2012 and December 31, 2011)	(114,693)	(113,414)
Subordinated unitholders (7,145,866 units issued and outstanding as of March 31, 2012 and December 31, 2011)	(79,423)	(71,735)

Total partners’ capital	365,150	414,841

Total liabilities and partners’ capital	$1,081,774	$1,057,064

See accompanying notes to the consolidated financial statements

QR ENERGY, LP

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except per unit amounts)

	Three Months Ended
	March 31, 2012	March 31, 2011
Revenues:
Oil and natural gas sales	$65,329	$62,353
Processing and other	458	478

Total revenues	65,787	62,831

Operating Expenses:
Production expenses	23,020	19,798
Depreciation, depletion and amortization	19,590	18,909
Accretion of asset retirement obligations	843	648
General and administrative	8,430	6,549

Total operating expenses	51,883	45,904

Operating income	13,904	16,927
Other income (expense):
Realized gains on commodity derivative contracts	8,071	1,309
Unrealized losses on commodity derivative contracts	(21,769)	(61,605)
Interest expense, net	(7,472)	(3,391)

Total other expense, net	(21,170)	(63,687)

Loss before income taxes	(7,266)	(46,760)
Income tax benefit, net	31	211

Net loss	(7,235)	(46,549)

Net loss per limited partner unit:
Common unitholders’ (basic and diluted)	$(0.49)	$(0.82)
Subordinated unitholders’ (basic and diluted)	$(0.49)	$(0.82)
Weighted average number of limited partner units outstanding:
Common units (basic and diluted)	28,591	28,480
Subordinated units (basic and diluted)	7,146	7,146

See accompanying notes to the consolidated financial statements

QR ENERGY, LP

CONSOLIDATED STATEMENT OF CHANGES IN PARTNERS’ CAPITAL (UNAUDITED)

(In thousands)

	Class C Convertible Preferred Unitholders	General Partner	Limited Partners			Total Partners’ Capital
			Public Common	Affiliated
				Common	Subordinated
Balances - December 31, 2011	$358,138	$546	$241,306	$(113,414)	$(71,735)	$414,841
Contributions from the Predecessor	—	—	—	4,268	2,699	6,967
Recognition of unit-based awards	—	—	420	—	—	420
Reduction in units to cover individuals’ tax withholding	—	—	(21)	—	—	(21)
Accrued distributions to unitholders (see Note 9)	—	(34)	(36,255)	—	(6,878)	(43,167)
Accrued distribution payable to preferred units	(3,500)					(3,500)
Amortization of discount on increasing rate distributions	3,676	—	—	—	—	3,676
Noncash distribution to preferred unitholders	(3,676)	—	—	—	—	(3,676)
Management incentive fee earned	—	(3,155)	—	—	—	(3,155)
Net loss	7,176	3,137	(8,492)	(5,547)	(3,509)	(7,235)

Balances - March 31, 2012	$361,814	$494	$196,958	$(114,693)	$(79,423)	$365,150

See accompanying notes to consolidated financial statements

QR ENERGY, LP

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In thousands)

	Three Months Ended
	March 31, 2012	March 31, 2011
Cash flows from operating activities:
Net loss	$(7,235)	$(46,549)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	19,590	18,909
Accretion of asset retirement obligations	843	648
Amortization of deferred financing costs	266	421
Recognition of unit-based awards	420	345
General and administrative expense contributed by affiliates	6,967	2,324
Unrealized losses on derivative contracts	21,355	60,747
Deferred income tax benefit	(31)	(286)
Changes in operating assets and liabilities:
Accounts receivable and other assets	4,094	(23,544)
Accounts payable and other liabilities	5,073	5,219

Net cash provided by operating activities	51,342	18,234

Cash flows from investing activities:
Additions to oil and gas properties	(26,910)	(12,460)
Acquisition deposit	(11,500)	—

Net cash used in investing activities	(38,410)	(12,460)

Cash flows from financing activities:
Proceeds from underwriters’ exercise of overallotment option	—	41,963
Distributions to the Fund	—	(42,000)
Contributions from the General Partner	—	715
Distributions to unitholders	(20,545)	(1,607)
Contributions from the Predecessor	—	(5,063)
Proceeds from bank borrowings	11,500	—
Deferred financing costs	—	(147)

Net cash used in financing activities	(9,045)	(6,139)

Increase (decrease) in cash and cash equivalents	3,887	(365)
Cash and cash equivalents at beginning of period	17,433	2,195

Cash and cash equivalents at end of period	$21,320	$1,830

See accompanying notes to the consolidated financial statements

QR Energy, LP

Notes to Consolidated Financial Statements (Unaudited)

Except as noted within the context of each footnote disclosure, the dollar amounts presented in the tabular data within these footnote disclosures are stated in thousands of dollars.

NOTE 1 — ORGANIZATION AND OPERATIONS

QR Energy, LP (“we,” “us,” “our,” or the “Partnership”) is a Delaware limited partnership formed on September 20, 2010, to receive certain assets of the affiliated entity, QA Holdings, LP (the “Predecessor”) and own other assets. Certain of the Predecessor’s subsidiary limited partnerships (collectively known as the “Fund”) comprise Quantum Resources A1, LP, Quantum Resources B, LP, Quantum Resources C, LP, QAB Carried WI, LP, QAC Carried WI, LP and Black Diamond Resources, LLC. Quantum Resources Management, LLC (“QRM”) provides management and operational services for us and the Fund. Our general partner is QRE GP, LLC (or “QRE GP”). We conduct our operations through our wholly owned subsidiary QRE Operating, LLC (“OLLC”).

On December 22, 2010 (the “Closing Date”), we completed our initial public offering (“IPO”) of 15,000,000 common units representing limited partner interests in the Partnership at $20.00 per common unit, or $18.70 per unit after taking into account the underwriting discount. On the Closing Date, a Contribution, Conveyance and Assumption Agreement (the “Contribution Agreement”) was executed by and among the Fund, the Partnership and QRE GP with net assets contributed by the Fund. In exchange for the net assets, the Fund received 11,297,737 common and 7,145,866 subordinated limited partner units. QRE GP made a capital contribution to the Partnership in exchange for 35,729 general partner units.

On January 3, 2011, the underwriters exercised their over-allotment option in full for 2,250,000 common units issued by the Partnership at $20.00 per unit. Net proceeds from the sale of these common units, after deducting offering costs, were approximately $42 million which, in accordance with the Contribution Agreement, were distributed to the Fund as consideration for assets contributed on the Closing Date and reimbursement for pre-formation capital expenditures.

In October 2011, the Fund contributed certain oil and gas properties (the “Transferred Properties”) pursuant to a purchase and sale agreement by and among the Fund, the Partnership and OLLC in exchange for 16,666,667 Class C Convertible Preferred Units (“Preferred Units”) and the assumption of $227 million in debt (the “Transaction”). The fair value of the Preferred Units on October 1, 2011 was $21.27 per unit or $354.5 million with net assets of $252.0 million contributed to the Partnership by the Fund. The Transaction was accounted for as a transaction between entities under common control whereby the Transferred Properties were recorded at historical book value. As such, the value of the Preferred Units in excess of the net assets contributed by the Fund was deemed a $102.5 million distribution from the Partnership and allocated pro rata to the general partner and existing limited partners.

On March 19, 2012, we entered into a Purchase and Sale Agreement (the “Purchase Agreement”), with Prize Petroleum, LLC and Prize Petroleum Pipeline, LLC for the acquisition of primarily oil properties (the “Prize Acquisition”) for approximately $230 million, subject to customary purchase price adjustments. The properties are located primarily in the Ark-La-Tex area. We placed into escrow a deposit of $11.5 million, equal to 5 percent of the purchase price, in accordance with the Purchase Agreement, which is recorded in other assets as of March 31, 2012. The Prize Acquisition closed on April 20, 2012. Refer to Note 15 – Subsequent Events for further details.

On March 26, 2012, we filed a registration statement with the United States Securities and Exchange Commission (the “SEC”) for the public offering of common units representing limited partnership interests in us. Additionally, included in the registration statement were 17,500,000 common units, including 6,202,263 common units to be issued by us, and 11,297,731 common units owned by the Fund, all of which were offered for sale to the public. In conjunction with the offering, the Partnership granted the underwriters an over-allotment option for 30 days to purchase up to an additional 2,625,000 common units from the Partnership. The offering closed on April 17, 2012 and the common units, including the units pursuant to the underwriters’ full exercise of their option, were issued by us or sold by the Fund at $19.18 per unit. For more information, see Note 15 – Subsequent Events for further details.

At March 31, 2012, our ownership structure comprised a 0.1% general partner interest held by QRE GP, a 66.9% limited partner interest held by the Fund and a 33.0% limited partner interest held by the public unitholders.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete annual financial statements. During interim periods, the Partnership follows the accounting policies disclosed in its 2011 Annual Report on Form 10-K, filed with the SEC. The unaudited consolidated financial statements for the three months ended March 31, 2012 and 2011 include all adjustments we believe are necessary for a fair statement of the results for the interim periods. Operating results for the three month period ended March 31, 2012 are not necessarily indicative of the results that may be expected for the full year ended December 31, 2012. These unaudited consolidated financial statements and other information included in this Quarterly Report should be read in conjunction with our consolidated financial statements and notes thereto included in our Annual Report for the year ended December 31, 2011.

The Partnership’s historical financial statements previously filed with the SEC have been revised in this quarterly report on Form 10-Q to include the results attributable to the Transferred Properties as if the Partnership owned such assets for all periods presented by the Partnership including the period from January 1, 2011 to March 31, 2011 as the Transaction was between entities under common control. The consolidated financial statements for periods prior to the Partnership’s acquisition of the Transferred Properties have been prepared from the Predecessor’s historical cost-basis accounts and may not necessarily be indicative of the actual results of operations that would have occurred if the Partnership had owned the assets during the periods reported. See our accounting policy for transactions between entities under common control set forth in Note 2 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2011.

Accounting Policy Updates/Revisions

The accounting policies followed by the Partnership are set forth in Note 2 – Summary of Significant Accounting Policies of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2011. There have been no significant changes to these policies during the three months ended March 31, 2012.

Recent Accounting Pronouncements

In May 2011, the FASB issued ASU No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (ASU 2011-04). The amendments in ASU 2011-04 are the result of the FASB’s and the International Accounting Standards Board’s (IASB) work to develop common requirements for measuring fair value and for disclosing information about fair value measurements in accordance with Generally Accepted Accounting Principles in the United States (US GAAP) and the International Financial Reporting Standards (IFRS). ASU 2011-04 explains how to measure fair value and changes the wording used to describe many of the fair value requirements in GAAP, but does not require additional fair value measurements. This guidance becomes effective for interim and annual periods beginning on or after December 15, 2011, with early adoption prohibited. This amendment was adopted by us on January 1, 2012 and did not have a material impact on our financial position, results of operations or cash flows.

In December 2011, the FASB issued ASU No. 2011-11, Disclosures about Offsetting Assets and Liabilities (ASU 2011-11). The objective of this update is to provide enhanced disclosures that will enable the users of its financial statements to evaluate the effect or potential effect of netting arrangements on an entity’s financial position. The amendment will require entities to disclose both gross information and net information about instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. This scope would include financial and derivative instruments that either offset in accordance with U.S. GAAP or are subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset in accordance with U.S. GAAP. This amendment becomes effective for annual reporting periods beginning on or after January 1, 2013, and the interim periods within those annual periods. We are evaluating the potential impacts this ASU will have on our disclosures.

NOTE 3 — FAIR VALUE MEASURMENTS

Our financial instruments, including cash and cash equivalents, accounts receivable and accounts payable, are carried at cost, which approximates fair value due to the short-term maturity of these instruments. Our financial and non-financial assets and liabilities that are being measured on a recurring basis are measured and reported at fair value.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). US GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of fair value hierarchy are as follows:

Level 1 –	Defined as inputs such as unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2 –	Defined as inputs other than quoted prices in active markets that are either directly or indirectly observable for the asset or liability.

Level 3 –	Defines as unobservable inputs for use when little or no market data exists, therefore requires an entity to develop its own assumptions for the asset or liability.

Commodity Derivative Instruments — The fair value of the commodity derivative instruments is estimated using a combined income and market valuation methodology based upon observable forward commodity price and volatility curves. The curves are obtained from independent pricing services.

Interest Rate Derivative Instruments — The fair value of the interest rate derivative instruments is estimated using a combined income and market valuation methodology based upon observable forward interest rates and volatility curves. The curves are obtained from independent pricing services.

Long-Term Debt — The fair value of our long term debt depends primarily on the current active market LIBOR. The carrying value of our long term debt as of March 31, 2012 approximates fair value based on the current LIBOR and is classified as a Level 2 input in the fair value hierarchy.

We utilize the most observable inputs available for the valuation technique utilized. The financial assets and liabilities are classified in their entirety based on the lowest level of input that is of significance to the fair value measurement. The following table sets forth, by level within the hierarchy, the fair value of our financial assets and liabilities that were accounted for at fair value on a recurring basis as of March 31, 2012 and December 31, 2011.

As of March 31, 2012	Total	Level 1	Level 2	Level 3
Assets from commodity derivative instruments	$100,430	$—	$100,430	$—
Assets from interest rate derivative instruments	—	—	—	—

	$100,430	$—	$100,430	$—

Liabilities from commodity derivative instruments	$21,469	$—	$21,468	$—
Liabilities from interest rate derivative instruments	23,538	—	23,539	—

	$45,007	$—	$45,007	$—

As of December 31, 2011	Total	Level 1	Level 2	Level 3
Assets from commodity derivative instruments	$103,233	$—	$103,233	$—
Assets from interest rate derivative instruments	20	—	20	—

	$103,253	$—	$103,253	$—

Liabilities from commodity derivative instruments	$2,502	$—	$2,502	$—
Liabilities from interest rate derivative instruments	23,973	—	23,973	—

	$26,475	$—	$26,475	$—

There have been no transfers between levels within the fair value measurement hierarchy during the three months ended March 31, 2012.

NOTE 4 — DERIVATIVE ACTIVITIES

We have elected not to designate any of our derivatives as hedging instruments. As a result, these derivative instruments are marked to market at the end of each reporting period, and changes in the fair value of the derivatives are recorded as gains or losses in the consolidated statements of operations.

Although we have the ability to elect to enter into netting agreements under our derivative instruments with certain of our counterparties, we have presented all asset and liability positions without netting. It is our policy to enter into derivative contracts, including interest rate swaps, only with counterparties that are creditworthy financial institutions deemed by management as competent and competitive market makers. We do not post collateral under any of these contracts as they are secured under our credit facility.

Commodity Derivatives

Our business activities expose us to risks associated with changes in the market price of oil, natural gas and natural gas liquids. As such, future earnings are subject to fluctuations due to changes in the market price of oil, natural gas and natural gas liquids. We use derivatives to reduce our risk of changes in the prices of oil and natural gas. Our policies do not permit the use of derivatives for speculative purposes.

During the three months ended March 31, 2012 we entered into new oil swap and collar contracts ranging from 2012 through 2017. All of the new contracts were entered into with the same counterparties as our existing contracts.

We hold commodity derivative contracts to manage our exposure to changes in the price of oil and natural gas related to our oil and natural gas production. As of March 31, 2012, the notional volumes of our commodity derivative contracts were:

Commodity	Index	Apr 1 - Dec 31, 2012	2013	2014	2015	2016	2017
Oil positions:
Swaps
Hedged Volume (Bbls/d)	WTI	5,781	6,543	5,661	4,540	1,870	1,580
Average price ($/Bbls)		$100.20	$99.75	$97.91	$96.87	$94.38	$92.33
Collars
Hedged Volume (Bbls/d)	WTI			425	1,025	1,500
Average floor price ($/Bbls)				$90.00	$90.00	$80.00
Average ceiling price ($/Bbls)				$106.50	$110.00	$102.00
Natural gas positions:
Swaps
Hedged Volume (MMBtu/d)	NYMEX	30,296	29,674	25,907	6,100
Average price ($/MMBtu)		$5.81	$6.07	$6.23	$5.52
Basis Swaps
Hedged Volume (MMBtu/d)	NYMEX	20,718	18,466	17,066	14,400
Average price ($/MMBtu)		$(0.15)	$(0.17)	$(0.19)	$(0.19)
Collars
Hedged Volume (MMBtu/d)	Henry Hub	2,618	2,466	4,966	18,000
Average floor price ($/MMBtu)		$6.50	$6.50	$5.74	$5.00
Average ceiling price ($/MMBtu)		$8.60	$8.65	$7.51	$7.48

Interest Rate Derivatives

In an effort to mitigate exposure to changes in market interest rates, we have entered into interest rate swaps that effectively fix the LIBOR component on our outstanding debt. The changes in the fair value of these instruments are recorded in current earnings.

The fair value of these derivatives was as follows as of the dates indicated:

	March 31, 2012		December 31, 2011
	Asset Derivatives	Liability Derivatives	Asset Derivatives	Liability Derivatives

Commodity contracts	$100,430	$21,469	$103,233	$2,502
Interest rate contracts	—	23,538	20	23,973

	$100,430	$45,007	$103,253	$26,475

Commodity
Current	$39,604	$11,393	$32,683	$1,284
Noncurrent	60,826	10,076	70,550	1,218

	$100,430	$21,469	$103,233	$2,502

Interest
Current	$—	$8,879	$—	$8,285
Noncurrent	—	14,659	20	15,688

	$—	$23,538	$20	$23,973

Total Derivatives
Current	$39,604	$20,272	$32,683	$9,569
Noncurrent	60,826	24,735	70,570	16,906

	$100,430	$45,007	$103,253	$26,475

The following table presents the impact of derivatives and their location within our unaudited consolidated statements of operations for the periods ended March 31, 2012 and March 31, 2011:

	Three Months ended March 31,
	2012	2011
Realized gains (losses):
Commodity contracts (1)	$8,071	$1,309
Interest rate swaps (2)	(2,303)	(314)

Total	$5,768	$995

Unrealized gains (losses):
Commodity contracts (1)	$(21,769)	$(61,605)
Interest rate swaps (2)	414	858

Total	$(21,355)	$(60,747)

Total gains (losses):
Commodity contracts (1)	$(13,698)	$(60,296)
Interest rate swaps (2)	(1,889)	544

Total	$(15,587)	$(59,752)

(1)	Gain (loss) on commodity derivative contracts is located in other income (expense) in the consolidated statement of operations.
(2)	Gain (loss) on interest rate derivatives contracts is recorded as part of interest expense and is located in other income (expense) in the consolidated statement of operations.

NOTE 5 — INCOME TAXES

The Partnership does not pay federal income taxes as its profits or losses are reported to the taxing authorities by the individual partners.

The Partnership pays Texas Margin Tax. The Partnership has recorded a deferred tax asset of $0.3 million and $0.3 million related to its operations located in Texas as of March 31, 2012 and December 31, 2011. The Partnership has recorded a current tax liability of less than $0.1 million as of March 31, 2012 and December 31, 2011 which is included in noncurrent liabilities on the consolidated balance sheet. The deferred tax asset is included in noncurrent assets on the consolidated balance sheet. The Partnership’s provision for income taxes was a net benefit of less than $0.1 million and $0.2 million for the three months ended March 31, 2012 and March 31, 2011.

NOTE 6 — ASSET RETIREMENT OBLIGATIONS

We record the asset retirement obligation (“ARO”) liability on our unaudited consolidated balance sheet and capitalize the cost in “Oil and gas properties, using the full cost method of accounting” during the period in which the obligation is incurred. We record the accretion of our ARO liabilities in “Accretion of asset retirement obligations” expense in our unaudited consolidated statements of operations. Payments to settle asset retirement obligations occur over the lives of the oil and gas properties. Revisions during the reporting period were due to changes in cost estimates for wells currently being retired.

Changes in our asset retirement obligations for the three months ended March 31, 2012 are presented in the following table:

Three months ended March 31, 2012
Beginning of period	$65,701
Revisions to previous estimates	528
Liabilities incurred	—
Liabilities settled	(575)
Accretion expense	843

End of period	$66,497
Less: Current portion of asset retirement obligations	(322)

Asset retirement obligations -non-current	$66,175

NOTE 7 — ACCRUED AND OTHER LIABILITIES

As of March 31, 2012 and December 31, 2011, we had the following accrued and other liabilities:

	March 31, 2012	December 31, 2011
Distributions payable (1)	$46,667	$20,545
Accrued capital spending	16,421	9,591
Production expense accrual	14,904	12,872
Other	9,640	7,019

	$87,632	$50,027

(1)	As of March 31, 2012, the distribution payable includes distributions for the first and second quarters of 2012 which were declared by the board of directors of QRE GP on March 29, 2012. See Note 9 – Partners’ Capital for details.

NOTE 8 — LONG-TERM DEBT

Revolving Credit Facility

On December 22, 2010, the Partnership entered into a Credit Agreement along with QRE GP, OLLC as Borrower, and a syndicate of banks (the “Credit Agreement”).

As of March 31, 2012, we had $511.5 million of borrowings outstanding and $0.4 million of letters of credit outstanding resulting in $118.1 million of borrowing availability. As of December 31, 2011, we had $500 million of borrowings and $0.4 million letters of credit outstanding resulting in $129.6 million of borrowing availability. In conjunction with the Prize Acquisition, we had additional borrowings of approximately $65 million in April 2012. We also had additional borrowings of $5.0 million in May 2012. As of May 10, 2012, we had $581.5 million of borrowings outstanding.

The Credit Agreement provides for a five-year, $750.0 million revolving credit facility maturing on December 22, 2015, with a borrowing base of approximately $630.0 million as of March 31, 2012. The borrowing base is subject to redetermination on a semi-annual basis as of May 1 and November 1 of each year and is subject to a number of factors including quantities of proved oil and natural gas reserves, the banks’ price assumptions, and other various factors unique to each member bank. Borrowings under the Credit Agreement are collateralized by liens on at least 80% of our oil and natural gas properties and all of our equity interests in OLLC and any future guarantor subsidiaries. Borrowings bear interest at our option of either (i) the greater of the prime rate of Wells Fargo Bank, National Association, the federal funds effective rate plus 0.50%, and the one-month adjusted LIBOR plus 1.0%, all of which would be subject to a margin that varies from 0.75% to 1.75% per annum according to the borrowing base usage (which is the ratio of outstanding borrowings and letters of credit to the borrowing base then in effect), or (ii) the applicable LIBOR plus a margin that varies from 1.75% to 2.75% per annum according to the borrowing base usage. The unused portion of the borrowing base is subject to a commitment fee of 0.50% per annum.

The Credit Agreement requires us to maintain a ratio of total debt to EBITDAX (as such term is defined in the Credit Agreement) of not more than 4.0 to 1.0 and a current ratio (as such term is defined in the Credit Agreement) of not less than 1.0 to 1.0. Additionally, the Credit Agreement contains various covenants and restrictive provisions which limit our ability to incur additional debt, guarantees or liens; consolidate, merge or transfer all or substantially all of our assets; make certain investments, acquisitions or other restricted payments; modify certain material agreements; engage in certain types of transactions with affiliates; dispose of assets; prepay certain indebtedness; and also requires us to provide audited financial statements within 90 days of year end and quarterly financial statements within 45 days of quarter end. The Credit Agreement also prohibits us from entering into commodity derivative contracts covering, in any given year, in excess of the greater of (i) 90% of our forecasted production attributable to proved developed producing reserves and reserves to be acquired and (ii) 85% of our forecasted production for the next two years from total proved reserves and total proved reserves to be acquired and 75% of our forecasted production from total proved reserves and total proved reserves to be acquired thereafter, in each case, based upon production estimates in the most recent reserve report. If we fail to perform our obligations under these and other covenants, the revolving credit commitments may be terminated and any outstanding indebtedness under the Credit Agreement, together with accrued interest, could be declared immediately due and payable. As of March 31, 2012, we were in compliance with all of the Credit Agreement covenants.

In contemplation of the Prize Acquisition, we entered into a Second Amendment to the Credit Agreement on March 16, 2012 to provide for additional derivative contracts to cover production of proved reserves to be acquired, as discussed above.

In April 2012, we entered into the Third Amendment to the Credit Agreement, which became effective upon the closing of the Prize Acquisition. Pursuant to the Third Amendment our credit facility was increased from $750 million to $1.5 billion, our borrowing base was increased from $630 million to $730 million, and the maturity date was extended from December 22, 2015 to April 20, 2017. In addition, our margins were amended whereby borrowings bear interest at our option of either (i) the greater of the prime rate of Wells Fargo Bank, National Association, the federal funds effective rate plus 0.50%, and the one-month adjusted LIBOR plus 1.0%, all of which would be subject to a margin that varies from 0.50% to 1.50% per annum according to the borrowing base usage (which is the ratio of outstanding borrowings and letters of credit to the borrowing base then in effect), or (ii) the applicable LIBOR plus a margin that varies from 1.50% to 2.50% per annum according to the borrowing base usage. The unused portion of the borrowing base is subject to an amended commitment fee that varies from 0.375% to 0.50% per annum. Refer to Note 15 – Subsequent Events for further details.

Bridge Loan Commitment

In conjunction with the Prize Acquisition, we entered into a secured commitment (the “Bridge Loan Commitment”) to provide an additional $200 million of bank loans to fund the acquisition as needed. We did not utilize any borrowings under the commitment and as of May 10, 2012 the Bridge Loan Commitment has been terminated by us. We incurred $1.6 million of commitment fees related to the Bridge Loan Commitment which were recorded in interest expense for the three months ended March 31, 2012.

NOTE 9 — PARTNERS’ CAPITAL

Units Outstanding

The table below details the units outstanding as of March 31, 2012 and December 31, 2011, and the changes in outstanding units for the three months ended March 31, 2012. As of March 31, 2012, the fund owned all preferred units, 11,297,737 common units (which were sold in April 2012 as described in Note 15-Subsequent Events) and all subordinated units.

	Preferred Units	General Partner	Public Common	Affiliated Common	Subordinated
Balance - December 31, 2011	16,666,667	35,729	17,292,279	11,297,737	7,145,866
Vested units awarded under our Long Term Incentive Performance Plan	—	—	5,990	—	—
Reduction in units to cover individuals’ tax witholdings	—	—	(918)	—	—

Balance - March 31, 2012	16,666,667	35,729	17,297,351	11,297,737	7,145,866

Allocations of Net Income (Loss)

Net income is allocated to the preferred unitholders to the extent distributions are made or accrued to them during the period with the remaining income being allocated between QRE GP and the common and subordinated unitholders in proportion to their pro rata ownership during the period.

Cash Distributions

We intend to continue to make regular cash distributions to unitholders on a quarterly basis, although there is no assurance as to the future cash distributions since they are dependent upon future earnings, cash flows, capital requirements, financial condition and other factors. Our credit facility prohibits us from making cash distributions if any potential default or event of default, as defined in our credit facility, occurs or would result from the cash distribution.

Our partnership agreement requires us to distribute all of our available cash on a quarterly basis. Our available cash is our cash on hand at the end of a quarter after the payment of our expenses and the establishment of reserves for future capital expenditures and operational needs, including cash from working capital borrowings. We intend to fund a portion of our capital expenditures with additional borrowings or issuances of additional units. We may also borrow to make distributions to unitholders, for example, in circumstances where we believe that the distribution level is sustainable over the long term, but short term factors have caused available cash from operations to be insufficient to pay the distribution at the current level. Our cash distribution policy reflects a basic judgment that our unitholders will be better served by us distributing our available cash, after expenses and reserves, rather than retaining it.

As of March 31, 2012, QRE GP owns a 0.1% general partner interest in us, represented by 35,729 general partner units. QRE GP has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its current general partner interest. QRE GP’s initial 0.1% interest in these distributions will be reduced if we issue additional units in the future and QRE GP does not contribute a proportionate share of capital to us to maintain its 0.1% general partnership interest.

Our partnership agreement, as amended, requires that within 45 days after the end of each quarter, we distribute all of our available cash to preferred unitholders, in arrears, and common unitholders of record on the applicable record date, as determined by QRE GP.

On March 29, 2012, the board of directors of QRE GP approved a $0.475 per unit distribution for the quarter ended March 31, 2012 on all limited partner units. The distribution is to be paid on May 11, 2012 to unitholders of record at the close of business on April 30, 2012. Preferred unitholders will receive a distribution for the quarter ended March 31, 2012 of $0.21 per unit in accordance with the Partnership Agreement. The aggregate amount of the first quarter common and preferred unit holder distribution accrued, as of March 31, 2012, was $24.8 million.

On March 29, 2012, the board of directors of QRE GP approved an increase to the quarterly cash distributions beginning with the second quarter of 2012 to $0.4875 per unit, contingent on the closing of the Prize Acquisition. On the same date, the $0.4875 per unit cash distribution for the second quarter 2012 was declared and will be payable on August 10, 2012 to unitholders of record at the close of business on July 30, 2012. The contingency was met with the closing of the Prize Acquisition on April 20, 2012, refer to Note 15 – Subsequent Events for details, and as a result, we accrued $21.9 million for the second quarter 2012 common unitholder distribution as of March 31, 2012.

Distribution activities are as follows:

	For the period ended	Distributions to Preferred Unitholders	Distributions per Preferred Unit (1)	General Partner	Limited Partners			Total Distributions to Other Unitholders	Distributions per other units
Payment Date					Public Common	Affiliated
						Common	Subordinated
(In thousands, except per unit amounts)
February 10, 2012	December 31, 2011	3,424	$0.2054	16	8,344	5,368	3,393	17,121	0.4750
May 11, 2012	March 31, 2012	3,500	$0.21	17	17,892	—	3,394	21,303	0.4750
August 10, 2012	June 30, 2012			17	18,363	—	3,484	21,864	0.4875

(1)	Preferred units paid in February 2012 were prorated a quarterly distribution for the portion of the fourth quarter beginning on October 3, 2011 through December 31, 2011 in accordance with the Partnership Agreement. The second quarter preferred unit distribution will be accrued at June 30, 2012 in accordance with the Partnership Agreement.

NOTE 10 — COMMITMENTS AND CONTINGENCIES

Services Agreement

We have entered into a services agreement (the “Service Agreement”) with QRM as described in Note 13 – Related Party Transactions, under which QRM will be entitled to a quarterly administrative services fee equal to 3.5% of the Adjusted EBITDA generated by us during the preceding quarter, calculated prior to the payment of the fee. The Partnership has no other commitments as of March 31, 2012.

Legal Proceedings

In the ordinary course of business, we are involved in various legal proceedings. To the extent we are able to assess the likelihood of a negative outcome for these proceedings, our assessments of such likelihood range from remote to probable. If we determine that a negative outcome is probable and the amount of loss is reasonably estimable, we accrue the estimated amount. We currently have no legal proceedings with a probable adverse outcome. Therefore, we do not believe that the outcome of these legal proceedings, individually or in the aggregate, will have a materially adverse effect on our financial condition, results of operations or cash flows.

NOTE 11 — NET INCOME/LOSS PER LIMITED PARTNER UNIT

The following sets forth the calculation of net loss per limited partner unit for the three months ended March 31, 2012 and 2011:

	Three months ended March 31, 2012	Three months ended March 31, 2011
Net loss	$(7,235)	$(46,549)
Net loss attributable to predecessor operations	—	17,201
Distribution on Class C convertible preferred units	(3,500)	—
Amortization of preferred unit discount	(3,676)	—

Net loss available to other unitholders	(14,411)	(29,348)
Less: general partner’s interest in net loss	3,137	(29)

Limited partners’ interest in net loss	$(17,548)	$(29,319)

Common unitholders’ interest in net loss	$(14,039)	$(23,451)
Subordinated unitholders’ interest in net loss	$(3,509)	$(5,868)
Net loss per limited partner unit:
Common unitholders’ (basic and diluted)	$(0.49)	$(0.82)
Subordinated unitholders’ (basic and diluted)	$(0.49)	$(0.82)
Weighted average number of limited partner units outstanding (1):
Common units (basic and diluted)	28,591	28,480
Subordinated units (basic and diluted)	7,146	7,146
Total Common/Subordinated units	35,741	35,626

(1)	For the three months ended March 31, 2012, we had weighted average preferred units outstanding of 16,666,667, which are contingently convertible. These units could potentially dilute earnings per unit in the future and have not been included in the earnings per share calculation for the three months ended March 31, 2012, as they were antidilutive for the period.

Net loss per limited partner unit is determined by dividing the net loss available to the limited partner unitholders, after deducting QRE GP’s 0.1% interest in net loss, by the weighted average number of limited partner units outstanding during the three months ended March 31, 2012. We had 28,595,088 common units and 7,145,866 subordinated units outstanding as of March 31, 2012.

NOTE 12 — UNIT-BASED COMPENSATION

The QRE GP, LLC Long Term Incentive Plan (the “Plan”) was established for employees, officers, consultants and directors and consultants of QRE GP and those of its affiliates, including QRM, who perform services for us. The Plan consists of unit options, restricted units, phantom units, unit appreciation rights, distribution equivalent rights, other unit-based awards and unit awards. The purpose of awards under the long-term incentive plan is to provide additional incentive compensation to employees providing services to us and to align the economic interests of such employees with the interests of our unitholders. The Plan limits the number of common units that may be delivered pursuant to awards under the plan to 1.8 million units. Common units cancelled, forfeited or withheld to satisfy exercise prices or tax withholding obligations will be available for delivery pursuant to other awards.

We recognize the expense related to unvested restricted units using a straight-line amortization method over the vesting period of the award. For the three months ended March 31, 2012 and the three months ended March 31, 2011, we recognized compensation expense related to these awards of $0.4 million and $0.3 million. As of March 31, 2012, we had 244,129 restricted unit awards outstanding and 5,990 vested common units with remaining unamortized costs which had a combined $5.6 million unamortized grant date fair value, which we expect will be recognized in expense over a weighted average period of approximately three years.

The following table summarizes our unit-based awards for the three months ended March 31, 2012 (in units and dollars):

	Number of Unvested Restricted Units (in thousands)	Weighted Average Grant-Date Fair Value
Unvested units, December 31, 2011	271	$20.26
Granted	1	20.90
Forfeited	(22)	20.20
Vested	(6)	22.26

Unvested units, March 31, 2012	244	$20.29

Note 13 — RELATED PARTY TRANSACTIONS

Ownership in QRE GP by the Management of the Fund and its Affiliates

As of March 31, 2012 and December 31, 2011, affiliates of the Fund owned 100% of QRE GP, an aggregate 67% limited partner interest in us represented by 11,297,737 of our common units and all of our preferred and subordinated units. In addition, QRE GP owned a 0.1% general partner interest in us, represented by 35,729 general partner units.

Contracts with QRE GP and its Affiliates

We have entered into agreements with QRE GP and its affiliates. The following is a description of the activity of those agreements.

Services Agreement

Under the Services Agreement, until December 31, 2012, QRM will be entitled to a quarterly administrative services fee equal to 3.5% of the Adjusted EBITDA generated by us during the preceding quarter, calculated prior to the payment of the fee. For the three months ended March 31, 2012 and for the three months ended March 31, 2011, we were charged us $1.7 million and $0.8 million in administrative services fee in accordance with the Services Agreement, and we will reimburse QRE GP for such payments it makes to QRM.

In connection with the management of our business, QRM provides services for invoicing and collection of our revenues as well as processing of payments to our vendors. Periodically QRM remits cash to us for the net working capital received on our behalf. Changes in the affiliate (payable)/receivable balances during the three months ended March 31, 2012 from the year ended December 31, 2011 are included below:

Net affiliate receivable as of December 31, 2011	3,734
Revenues and other increases (1)	60,462
Expenditures	(47,064)
Settlements from the Fund	(23,100)

Net affiliate payable as of March 31, 2012	$(5,968)

(1)	Includes $0.9 million in overhead producing credits.

Other Contributions to Partners’ Capital

Other contributions to partners’ capital for the three months ended March 31, 2012 include non-cash general and administrative expense of $7.0 million contributed by the Fund, which represents our share of allocable general and administrative expenses incurred by QRM on our behalf but not reimbursable by us.

Management Incentive Fee

Under our partnership agreement, for each quarter for which we have paid distributions that equaled or exceeded 115% of our minimum quarterly distribution (which amount we refer to as our “Target Distribution”), or $0.4744 per unit, QRE GP will be entitled to a quarterly management incentive fee, payable in cash, equal to 0.25% of our management incentive fee base, which will be an amount equal to the sum of:

•	the future net revenue of our estimated proved oil and natural gas reserves, discounted to present value at 10% per annum and calculated based on SEC methodology,

•	adjusted for our commodity derivative contracts; and

•

the fair market value of our assets, other than our estimated oil and natural gas reserves and our commodity derivative contracts that principally produce qualifying income for federal income tax purposes, at such value as may be determined by the board of directors of QRE GP and approved by the conflicts committee of QRE GP’s board of directors.

For the three months ended March 31, 2012, the management incentive fee earned by QRE GP was $3.2 million. For the three months ended March 31, 2011, no management incentive fee was earned by or paid to our general partner.

Long–Term Incentive Plan

The Plan provides compensation to employees, officers, consultants and directors of QRE GP and those of its affiliates, including QRM, who perform services for us. As of March 31, 2012 and December 31, 2011, 244,129 and 271,364 restricted unit awards with a fair value of $5.6 million and $4.8 million were granted under the Plan. For additional discussion regarding the Plan see Note 12 – Unit-Based Compensation.

Distributions of Available Cash to QRE GP and Affiliates

We generally make cash distributions to our unitholders pro rata, including QRE GP and its affiliates. As of March 31, 2012 and December 31, 2011, QRE GP and its affiliates held 11,297,737 common units, all of the subordinated units and 35,729 QRE GP units. The Partnership paid a cash distribution on February 10, 2012 for the quarter ended December 31, 2012 and declared a first quarter 2012 distribution payable on May 11, 2012. The Partnership also declared a cash distribution for the second quarter 2012 payable on August 10, 2012. Refer to Note 9 – Partners’ Capital for details on the distributions.

Our Relationship with Bank of America

Don Powell, one of our independent directors, is also a director of Bank of America (“BOA”). BOA is a lender under our Credit Agreement.

NOTE 14 — SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow information was as follows for the periods indicated:

	Three Months Ended
	March 31, 2012	March 31, 2011
Supplemental Cash Flow Information
Cash paid during the period for interest	$6,088	$3,303
Non-cash Investing and Financing Activities
Change in accrued capital expenditures	8,566	1,987
Revision to asset retirement obligation	528	—
Interest rate swaps novated from the Fund	—	2,875
General and admistrative expense allocated from the Fund	6,967	2,324
Accrued distributions (2)	46,667	—
Management incentive fee incurred	3,155	—
Amortization of increasing rate distributions (1)	3,676	—

(1)	Amortization of increasing rate distributions is offset in the preferred unitholder’s capital account by a non-cash distribution.
(2)	Includes distributions for the first and second quarters of 2012 which were declared by the board of directors of QRE GP on March 29, 2012. See Note 9 – Partners’ Capital for details.

NOTE 15 — SUBSEQUENT EVENTS

In preparing the accompanying financial statements, we have reviewed events that have occurred after March 31, 2012, up until the issuance of the financial statements.

On April 11, 2012, we entered into the Third Amendment to our Credit Agreement dated December 17, 2010 whereby our credit facility was increased from $750 million to $1.5 billion, our borrowing base was increased from $630 million to $730 million, and the maturity date was extended from December 22, 2015 to April 20, 2017. The amendment to the revolving credit facility also modified certain provisions and covenants for the successful consummation of the Prize Acquisition. In conjunction with the Prize Acquisition, we had additional borrowings of $65 million in April 2012. We had additional borrowings of $5 million in May 2012 as described in Note 8 – Long-term Debt.

On April 17, 2012, the Partnership issued 6,202,263 common units representing limited partnership interests in us, and the Fund sold 11,297,737 of common units it held in us, previously registered under a registration statement filed with the SEC on March 26, 2012, for $19.18 per unit to the public. Netproceeds received by the partnership were $114.2 million after the underwriter discount. The Partnership did not receive any proceeds from the sale of the common units sold by the Fund. On April 13, 2012 the underwriters exercised in full their over-allotment option to purchase an additional 2,625,000 common units at a price to the public of $19.18 per unit.

On April 20, 2012, we completed the Prize Acquisition pursuant to the Purchase Agreement entered into on March 19, 2012, with an effective date of January 1, 2012, for $226 million after customary purchase price adjustments. The Prize Acquisition was financed with cash on hand and additional borrowings under the Partnership’s Credit Agreement. As of May 10, 2012, the fair value assessment of the assets acquired has not been completed.

On April 25, 2012, QRE GP purchased 6,018 of general partner units in order to maintain their 0.1% ownership percentage in us. The units were purchased at a price of $19.18 per unit.

NOTE 16 — SUBSIDIARY GUARANTORS

The Partnership anticipates filing a registration statement on Form S-3 with the SEC to register, among other securities, debt securities. The subsidiaries of the Partnership (the “Subsidiaries”) will be co-registrants with the Partnership, and the registration statement will register guarantees of debt securities by one or more of the Subsidiaries (other than QRE Finance Corporation, which may act as co-issuer of such debt securities). The Subsidiaries are 100 percent owned by the Partnership and any guarantees by the Subsidiaries will be full and unconditional. The Partnership has no assets or operations independent of the Subsidiaries, and there are no significant restrictions upon the ability of the Subsidiaries to distribute funds to the Partnership. In the event that more than one of the Subsidiaries provide guarantees of any debt securities issued by the Partnership, such guarantees will constitute joint and several obligations.